Exhibit 11- Statement Re Computation of Earnings Per Share

	Three Months Ended
	June 30,
	2006	2005
Basic:
Average shares outstanding	13,712,416	13,701,903
Net income	$ 7,524,050	$10,293,228
Per share amount	$0.55	$0.75
Diluted:
Average shares outstanding	13,712,416	13,701,903
Net effect of dilutive stock options - based on the treasury stock method using average market price	154,922	234,486
Diluted shares	13,867,338	13,936,389
Net income	$ 7,524,050	$10,293,228
Per share amount	$0.54	$0.74

Note: Antidilutive stock options totaling 158,376 shares were not included in the calculation of diluted earnings per share for the three months ended June 30, 2006. Antidilutive stock options totaling 121,813 shares were not included in the calculation of diluted earnings per share for the three months ended June 30, 2005.

	Six Months Ended
	June 30,
	2006	2005
Basic:
Average shares outstanding	13,692,242	13,703,836
Net income	$14,720,242	$13,675,619
Per share amount	$1.08	$1.00
Diluted:
Average shares outstanding	13,692,242	13,703,836
Net effect of dilutive stock options - based on the treasury stock method using average market price	154,922	244,311
Diluted shares	13,847,164	13,948,147
Net income	$14,720,242	$13,675,619
Per share amount	$1.06	$0.98

Note: Antidilutive stock options totaling 158,376 shares were not included in the calculation of diluted earnings per share for the six months ended June 30, 2006. Antidilutive stock options totaling 13,400 shares were not included in the calculation of diluted earnings per share for the six months ended June 30, 2005.